March 17, 2003

Mr. Alex Diaz 4651 villas Place Bonita, CA 91902

This certifies that e.Digital Corporation, a Delaware corporation (the "Maker"), hereby promises to pay to Alex Diaz (the "Payee") the sum of $42,000 plus interest in consideration for the $42,000 (the "Principal") loan used to finance an order of 200 Odyssey 1000 as evidenced by Digitalway, Inc.'s invoice #784 (the "Odyssey Invoice") for $42,000.

The Principal may only be used for payment of the Odyssey Invoice. The interest rate to be charged will be 2% for each 30 days and will be prorated daily at daily interest rate of 0.06667% per day.

Once the Maker receives the Odyssey 1000 from the Odyssey invoice, Maker will make payments to Payee at the end of each week representing the cash amount received by Maker from all product sales. Maker will continue to make such weekly payments until all Principal and interest is paid.

Payee, may renew this Note after all Principal and interest have been paid under the same terms and conditions.

Agreed and accepted as of the date hereof:

"MAKER"
E.DIGITAL CORPORATION, A DELAWARE CORPORATION


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Alfred Falk, Chief Executive Officer


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Ran Furman, Chief Financial Officer


"PAYEE"

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Alex Diaz